Exhibit 2.01
NORTHERN OIL AND GAS, INC.
RESOURCE EXTRACTION PAYMENT REPORT
FOR THE YEAR ENDED DECEMBER 31, 2025
The table below sets forth payments made by Northern Oil and Gas, Inc. (the "Company") to the U.S. Federal Government for the purpose of furthering the commercial development of oil, natural gas or minerals. The Company did not make any payments to foreign governments during the year ended December 31, 2025.

COUNTRY	SEGMENT	PROJECT / SUBNATIONAL POLITICAL JURISDICTION	RESOURCE / METHOD OF EXTRACTION (3)	GOVERNMENTAL RECIPIENT / COUNTRY	PAYMENT TYPE	PAYMENT AMOUNT (in USD)
United States	(1)	(2)	—	U.S. Federal Government	Taxes	$466,000
Total						$466,000

(1)    Northern Oil and Gas, Inc. (the “Company”) currently reports a single reportable segment.
(2)    The United States federal government levies corporate income taxes at the entity level rather than on a per project basis. Accordingly, the Company has disclosed payments of such taxes at the entity level. Such payments relate not to particular projects, but to the taxable income of the Company.
(3)    The Company’s primary strategy is investing in non-operated minority working and mineral interests in oil and gas properties, and the Company has only participated in wells operated by third parties.